Exhibit 10.2

FORM OF LEVEL 3 COMMUNICATIONS, INC.

RESTRICTED STOCK UNIT AND PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AND PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is dated as of June 2, 2014 (the “Effective Date”) between Level 3 Communications, Inc., a Delaware corporation (the “Company”), and the individual whose name appears on the signature page to this Agreement (the “Consultant”).  This Agreement shall incorporate, to the extent applicable, provisions of the Level 3 Communications, Inc. Stock Plan (as amended from time to time) (the “Plan”).

WHEREAS, pursuant to the terms of a Consulting Agreement dated February 16, 2011 (as amended, the “Consulting Agreement”), the Company is obligated to grant to the Consultant Restricted Stock Units (also referred to as “RSUs”) and Performance Restricted Stock Units (also referred to as “PRSUs” and referred to as “Performance Units” in the Plan) (each such grant an “Award”), as described below, pursuant to the Plan.  Capitalized terms used but not expressly defined in this Agreement will have the meanings ascribed to them in the Plan.

NOW, THEREFORE, the parties agree as follows:

1.                                      Definitions.  The following capitalized terms as used in this Agreement shall have the meanings set forth below:

“Successor” means any person, firm, corporation, or business entity that at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets, stock or business of the Company.

2.                                      Grants of Awards. Pursuant to the provisions of the Plan, the Company, on July 1, 2014, shall grant Awards to the Consultant of 15,596 RSUs and 15,596 PRSUs that, under certain circumstances and in accordance with the terms hereof, may result in the Consultant having the right to acquire shares of common stock of the Company, par value $.01 per share (the “Shares”). Each Award will be evidenced by a letter evidencing the Award (the “Award Letter”) attached as Exhibit A (with respect to RSUs) and Exhibit B (with respect to PRSUs).

3.                                      Vesting of Awards.

(a)                                 Time Based Vesting Conditions. Subject to the terms and conditions of this Agreement, the RSUs and PRSUs shall satisfy the applicable time-based vesting conditions on the date or dates set forth in each Award Letter (each such date, a “Scheduled Vesting Date”).

(b)                                 Performance-Based Vesting Criteria.  The performance-based vesting criteria (if any) shall be set forth in the Award Letter for the award of PRSUs.  For PRSUs, as soon as practicable following the end of the Performance Period, the Committee shall make a determination of the level of attainment of the Performance Objective.  The Committee may, in its sole discretion, adjust any Performance Objective as described in Section 8.5.3 of the Plan, and such adjustments, if made, shall be applied to determine not only the minimum acceptable level of achievement of the Performance Objective, but all levels of achievement for any

Performance Objective specified in the Award Letter (from the minimum to the maximum level of achievement).

(c)                                  Death or Disability.  In the event of Consultant’s death or permanent total disability, all RSUs and PRSUs associated with any outstanding Award shall immediately vest and settle and be delivered to Consultant (or his or her estate) as soon as administratively feasible following such event (and in all events no later than the March 15 of the calendar year following the calendar year in which such death or permanent total disability occurs).  For purposes of calculating the number of Shares to be delivered in such event based on any Award of PRSUs where the Performance Period has not expired prior to the date of such event, the Performance Objective for any outstanding Awards for PRSUs shall be set at the target level (100%) set forth in each Award Letter.  In the event that such event occurs after the Performance Period for any PRSU Award has expired, the Performance Objective shall be measured in accordance with the terms set forth in the Award Letter and the Award shall vest and settle in full as soon as practicable after the determination of the satisfaction of the Performance Objective.

4.                                      Settlement of Awards.  Except as otherwise set forth in this Agreement or an Award Letter, within thirty (30) days following the applicable Scheduled Vesting Date for an RSU or PRSU granted hereunder, the Consultant shall receive the number of Shares associated with the RSUs and PRSUs covered by and determined in accordance with each Award Letter.  Notwithstanding the foregoing, the Committee shall have the sole discretion to pay cash equal to the Fair Market Value of the Shares on the Scheduled Vesting Date that would otherwise be delivered to Consultant.

5.                                      Nonassignability.  Except as specifically allowed by the Committee in writing, an Award shall not be transferable other than by will or the laws of descent and distribution.  More particularly (but without limiting the generality of the foregoing), except as provided above an Award may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award contrary to the provisions hereof and the levy of any execution, attachment or similar process upon an Award shall be null and void and without effect.

6.                                      General.  Subject to the provisions of Section 4 with respect to the form of the payment for any Award settlement, the Company shall at all times during the term of this Agreement reserve and keep available such number of Shares, as determined by the Committee from time to time, as will be sufficient in the Committee’s good faith determination to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

7.                                      Successors.  The Company will require any Successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to unconditionally assume all of the obligations of the Company hereunder.  In the event that the Committee determines that a

Successor will not unconditionally assume all of the Company’s obligations hereunder, the Committee may, in its sole discretion, determine to accelerate the Scheduled Vesting Dates and settlement of (and/or determine in its discretion the Performance Objective measurement for all PRSUs) all Awards granted hereunder as of a date prior to the effective date of any change in control (in which event Consultant shall not have a cause of action against the Company for a violation of this Section).

8.                                      No Stockholder Rights.  The Consultant shall not have any of the rights of a stockholder with respect to the Award Shares resulting from any Award prior to the issuance of Stock, if any, to the Consultant on the Scheduled Vesting Date.  Notwithstanding the foregoing, with respect to any Award granted hereunder, the Consultant shall receive delivery of cash equal to the amount of the aggregate cash dividends (without interest), if any, that the Consultant did not receive but would have received if, for the period beginning on the Award Date and ending on the applicable settlement date, the Consultant had owned all of the Shares delivered (or that would have been delivered in the case of a cash payment) to the Consultant on the applicable settlement date

9.                                      The Plan.  The terms and provisions set forth in the Plan are incorporated herein by reference as if they were set forth herein; provided, however, that in the event of a direct conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall govern, and provided, further, that any provision of the Plan that applies to Company employees receiving grants of RSUs or PRSUs shall be amended with respect to Consultant to be appropriate to Consultant’s status as a consultant and not an employee of Company.  Reference to provisions of the Plan are to such provisions as they shall be subsequently amended or renumbered; provided that no amendment to the Plan which adversely affects an Award shall be effective as to that Award without the written consent of the Consultant.

10.                               Plan, Agreement and Award Letters Govern.  Although any information sent to or made available to the Consultant concerning the Plan and this Agreement is intended to be an accurate summary of the terms and conditions of any Award, this Agreement, the Plan and the Award Letters are the authoritative documents governing the Award and any inconsistency between the Agreement, the Plan and the Award Letter, on one hand, and any other summary information, on the other hand, shall be resolved in favor of the Agreement, the Plan and the Award Letter.

LEVEL 3 COMMUNICATIONS, INC.		THOMAS C. STORTZ
(“Company”)		(“Consultant”)

By:	/s/ Laurinda Y. Pang	By:	/s/ Thomas C. Stortz

Title:	Executive Vice President

EXHIBIT A

RSU Award Letter

Personal & Confidential

Thomas C. Stortz

[Address]

[Address]

Dear Tom:

This Award Letter is delivered to you (the “Participant) pursuant to the Restricted Stock Unit and Performance Restricted Stock Unit Master Award Agreement (the “Master Agreement”) dated as of                                 , as well as the Plan (as defined in the Master Agreement).

The terms and conditions of this Award are set forth below and in the Master Agreement and the Plan, the provisions of which are incorporated herein by reference.

A.                                    The date of grant of this Award is                      (the “Award Date”).

B.                                    The number of RSUs subject to this Award is                   .

C.                                    The Scheduled Vesting Date(s) for this Award are:

LEVEL 3 COMMUNICATIONS, INC.

BY:
ITS:

PARTICIPANT:

EXHIBIT B

PRSU Award Letter

Personal & Confidential

Thomas C. Stortz

[Address]

[Address]

Dear Tom:

This Award Letter is delivered to you (the “Participant) pursuant to the Restricted Stock Unit and Performance Restricted Stock Unit Master Award Agreement (the “Master Agreement”) dated as of                                 , as well as the Plan (as defined in the Master Agreement).

The terms and conditions of this Award are set forth below and in the Master Agreement and the Plan, the provisions of which are incorporated herein by reference.

A.                                    The date of grant of this Award is                      (the “Award Date”).

B.                                    The number of PRSUs subject to this Award is                   .

C.                                    The Scheduled Vesting Date(s) for this Award are:

[To be determined by the Committee for each Award Letter]

D.                                    The Performance Period begins on                                  and ends on                                             .

E.                                     The Performance Objective:

[To be determined by the Committee for each Award Letter]

LEVEL 3 COMMUNICATIONS, INC.

BY:
ITS:

PARTICIPANT: